EXHIBIT 99.1

[ROXIO LOGO]

Investor Contacts:
Elliot Carpenter	Alex Wellins or Jennifer Jarman
Chief Financial Officer	the blueshirt group for Roxio, Inc.
Roxio, Inc.	(415) 217-7722
(408) 367-4813
elliot_carpenter@roxio.com

ROXIO REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

Fourth Quarter Revenues Rise to $34 Million Based on Successful Launch of Roxio’s Digital Media Suite

Recent Acquisition of Pressplay Paves the Way for Re-Launch of Napster

SANTA CLARA, Calif.—May 21, 2003—Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company®, provider of the best selling digital media software in the world, today reported financial results for its fourth quarter and year ended March 31, 2003. Net revenue for the fourth quarter grew 28% sequentially to $33.8 million from $26.4 million in the preceding third quarter. Pro forma net income, which excludes non-cash charges related to the amortization of intangible assets and deferred stock-based compensation, was $3.8 million, or $0.19 per basic and diluted share, and therefore approximately the same as pro forma net income of $3.8 million, or $0.21 per basic and $0.19 per diluted share, for the fourth quarter of the prior fiscal year.

Roxio’s reported GAAP net income for the fourth quarter of fiscal 2003 was $2.3 million, or $0.12 per basic and diluted share, as compared with net income in the fourth quarter of the prior fiscal year of $340,000, or $0.02 per basic and diluted share.

Roxio 4Q03 Earnings Release, 5/21/03	Page 2

Net revenue for the fiscal year ended March 31, 2003 was $120.4 million, as compared to net revenue of $142.5 million for fiscal 2002. Pro forma net loss excluding non-cash charges was $3.1 million, or $0.16 per basic and diluted share, as compared to pro forma net income of $16.5 million, or $0.96 per basic and $0.94 per diluted share for the prior fiscal year.

Roxio’s GAAP net loss for fiscal 2003 was $9.9 million, or $0.51 per basic and diluted share, compared to GAAP net income of $2.3 million, or $0.14 per basic and $0.13 per diluted share, in fiscal 2002. A reconciliation of pro forma results described in this press release with the reported GAAP results is included in the attached table.

“Our fourth quarter financial results reflect a solid launch of Easy CD & DVD Creator 6, the Digital Media Suite,” said Chris Gorog, Roxio’s President and Chief Executive Officer. “Other notable achievements include the launch in late March of our PhotoSuite 5 Platinum digital photo editing software and our first major DVD OEM win for Creator 6 on TDK’s new Indi DVD Multiformat burner. With the sale of our GoBack software assets to Symantec, Roxio is now focused exclusively on its core digital media business. Additionally, our recent acquisition of Pressplay, as the foundation for the re-launch of Napster, should allow us to capitalize on the tremendous opportunity in online music and is an important step toward diversifying our revenues for the long-term growth of the company.”

Elliot Carpenter, Roxio’s Chief Financial Officer, commented, “We are pleased with the response to our recent product launch and execution on our fourth quarter financial objectives. At the same time, we are forecasting that the combined effects of a difficult retail environment, the sale of the GoBack product line to Symantec and our previously issued guidance that OEM revenues will continue to decline will result in a June quarter outlook for our software business of approximately $23.0 million in revenue and GAAP net income of $0.05 to $0.10 per fully diluted share. These estimates do not include the accounting impact of the Pressplay acquisition for the remainder of the June quarter, which has not yet been fully determined. Roxio’s cash and short-term investments were

Roxio 4Q03 Earnings Release, 5/21/03	Page 3

$58.0 million as of April 30, 2003. Taking into account the $12.5 million in cash consideration paid for the Pressplay acquisition and the approximately $20.0 million currently expected to be spent to re-launch Napster, we believe that we have sufficient cash to drive our software business and support our online music initiative.”

Earnings Call Information

The Roxio Fourth Quarter and Fiscal 2003 teleconference and webcast is scheduled to begin at 1:30 p.m., Pacific Time, on Wednesday, May 21, 2003. To participate on the live call, analysts and investors should dial 800-216-6962 at least ten minutes prior to the call and reference conference ID: 9730870. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-642-1687 and entering the passcode: 9730870.

Non-GAAP Financial Measures

Roxio discloses pro forma or non-GAAP measures of net income and earnings per share. Roxio believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (“U.S. GAAP”), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Roxio U.S. GAAP information to the pro forma information is provided in the table attached. We will also make available on the investor relations page of our web site at http://investor.roxio.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

About Roxio

Roxio, Inc. (Nasdaq: ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category leading products Easy CD & DVD Creator™, the Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and plans to re-launch it as a legal, paid service in the near future. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs

Roxio 4Q03 Earnings Release, 5/21/03	Page 4

approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s future revenue, net income (loss), cash flow, the re-launch of Napster, OEM relationships, upgrades by existing users and product development, are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products, increased competition, failure to successfully integrate Pressplay failure to develop new products or improvements to existing products, general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC on July 1, 2002 and February 14, 2003, respectively, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.

(Tables attached)

ROXIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2003	March 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$36,820	$47,280
Short-term investments	16,677	4,700
Accounts receivable, net of allowance for doubtful accounts of $850 at March 31, 2003 and and $775 at March 31, 2002	12,637	24,260
Inventories	460	363
Prepaid expenses and other current assets	3,366	3,409
Income taxes receivable	—	2,378
Deferred income taxes	4,709	3,880

Total current assets	74,669	86,270

Long-term investment	3,059	—
Property and equipment, net	9,058	7,122
Goodwill, net	55,247	51,447
Other intangibles assets, net	10,314	11,248
Other assets	589	545

Total assets	$152,936	$156,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,952	$9,563
Income taxes payable	1,353	—
Accrued liabilities	16,153	21,972
Current portion of long-term debt	606	526

Total current liabilities	30,064	32,061

Long term liabilities:
Long term debt	5,490	921
Deferred income taxes	1,190	1,922

Total liabilities	36,744	34,904

Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares; Issued and outstanding: none at March 31, 2003 and 2002	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and outstanding: 19,574 shares at March 31, 2003 and 19,474 shares at March 31, 2002	20	20
Additional paid-in capital	127,804	129,804
Deferred stock-based compensation	(2,886)	(7,487)
Accumulated deficit	(10,675)	(731)
Accumulated other comprehensive income	1,929	122

Total stockholders’ equity	116,192	121,728

Total liabilities and stockholders’ equity	$152,936	$156,632

ROXIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2003	2002	2003	2002
Net revenues	$33,756	$38,894	$120,408	$142,521
Cost of revenues (excluding stock-based compensation charges of $10, $14, $49 and $103, respectively)	8,523	8,084	31,410	29,154

Gross profit	25,233	30,810	88,998	113,367

Operating expenses:
Research and development (excludes stock-based compensation charges of $142, $208 $715 and $1,515, respectively)	5,886	5,679	21,623	21,637
Sales and marketing (excludes stock-based compensation charges of $127, $1,194, $113 and $4,158, respectively)	9,282	14,098	41,553	49,247
General and administrative (excludes stock-based compensation charges of $210, $1,419, $1,059 and $3,443 respectively.)	5,777	6,178	26,990	19,327
Amortization of intangible assets	1,637	1,849	6,401	6,146
Stock-based compensation charges	489	1,726	1,936	8,110
In-process research and development	—	1,110	—	1,110

Total operating expenses	23,071	30,640	98,503	105,577

Income (loss) from operations	2,162	170	(9,505)	7,790
Other income (loss), net	(94)	292	471	1,285

Income (loss) before provision for income taxes	2,068	462	(9,034)	9,075
Provision (benefit) for income taxes	(256)	122	910	6,726

Net income (loss)	$2,324	$340	$(9,944)	$2,349
Other comprehensive gain (loss) :
Foreign currency translation adjustment	—	—	1,785	(280)
Unrealized gain on short-term investment		—	24	—

Comprehensive income (loss)	$2,324	$340	$(8,135)	$2,069

Earnings per share:
Basic	$0.12	$0.02	$(0.51)	$0.14

Diluted	$0.12	$0.02	$(0.51)	$0.13

Weighted average shares used in computing basic and diluted net income per share
Basic	19,498	18,568	19,477	17,216

Diluted	19,783	19,767	19,477	17,518

ROXIO INC.

RECONCILIATION OF REPORTED EARNINGS (LOSS) TO PRO FORMA EARNINGS (LOSS)

(In thousands)

	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
	Net Income	Basic EPS	Diluted EPS	Net Income	Basic EPS	Diluted EPS
Reported earnings	$2,324	$0.12	$0.12	$340	$0.02	$0.02

Adjustments:
Amortization of intangible assets	1,637	0.08	0.08	1,849	0.10	0.09
Stock-based compensation charges	489	0.02	0.02	1,726	0.09	0.09
Write-off of in-process research and development	—	—	—	1,110	0.06	0.06
Tax effect of pro forma entries	(682)	(0.03)	(0.03)	(1,180)	(0.06)	(0.06)

Pro forma earnings	$3,768	$0.19	$0.19	$3,845	$0.21	$0.19

	Year Ended March 31, 2003			Year Ended March 31, 2002
	Net Income	Basic EPS	Diluted EPS	Net Income	Basic EPS	Diluted EPS
Reported earnings (loss)	$(9,944)	$(0.51)	$(0.51)	$2,349	$0.14	$0.13

Adjustments:
Amortization of intangible assets	6,401	0.33	0.33	6,146	0.36	0.35
Stock-based compensation charges	1,936	0.10	0.10	8,110	0.47	0.46
Write-off of in-process research and development	—	—	—	1,110	0.06	0.06
Tax effect of pro forma entries	(1,517)	(0.08)	(0.08)	(1,180)	(0.07)	(0.07)

Pro forma earnings (loss)	$(3,124)	$(0.16)	$(0.16)	$16,535	$0.96	$0.94

ROXIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$(9,944)	2,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,742	7,439
Stock-based compensation charges	1,936	8,110
Provision for doubtful accounts	649	790
Write-off of acquired in-process technology	—	1,110
Deferred income taxes	(1,549)	(1,076)
Change in operating assets and liabilities:
Accounts receivable	12,356	8,544
Inventories	(172)	875
Prepaid expenses and other assets	(199)	(2,160)
Accounts payable	2,162	(10,189)
Income taxes payable (receivable)	4,065	363
Accrued liabilities	(9,926)	7,921

Net cash provided by operating activities	9,120	24,076

Cash flows from investing activities:
Purchases of property and equipment	(4,235)	(3,839)
Proceeds from sale of property and equipment	—	—
Purchases of other intangible assets	(5,667)	(251)
Purchases of short-term investments	(27,578)	(4,700)
Proceeds from sale of short-term investments	11,075	—
Maturities of short-term investments	4,526	—
Investment in nonconsolidated companies	(3,059)	—
Acquisition of MGI Software Corp, net of acquired cash of $770	—	(1,988)

Net cash used in investing activities	(24,938)	(10,778)

Cash flows from financing activities:
Net cash transfers from Adaptec	—	27,446
Principal payment of capital lease obligation	(557)	(199)
Proceeds from line of credit	5,000	—
Issuance of common stock to strategic partner	—	1,999
Issuance of common stock under employee stock plan	1,367	4,740
Repurchase of common stock	(1,064)	—

Net cash provided by financing activities	4,746	33,986

Effect of exchange rates on cash	612	(4)

Change in cash and cash equivalents	(10,460)	47,280
Cash and cash equivalents at beginning of period	47,280	—

Cash and cash equivalents at end of period	$36,820	$47,280

Supplemental cash flow information:
Cash paid for interest	$220	$47

Cash paid for income taxes	$1,832	$5,258

Non-cash disclosure of financing and investing activities:
Transfer of other assets from Adaptec upon legal separation	$—	$4,608

Adjustment to the purchase price allocation of MGI Software Corp	$3,802	$—

Issuance of stock for acquisition of MGI Software Corp.	$—	$31,421

Deferred stock compensation	$—	$12,880

Issuance and remeasurement of warrants for services	$(705)	$—

Issuance of warrant for services	$329	$1,840

Assets acquired under capital leases	$203	$1,624

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